Exhibit 99.1

EAGLE FINANCIAL SERVICES, INC. ANNOUNCES

QUARTERLY DIVIDEND

January 19, 2012
Contact: Kathleen J. Chappell, Vice President and CFO	540-955-2510
kchappell@bankofclarke.com

BERRYVILLE, VIRGINIA (January 19, 2012) – Eagle Financial Services, Inc. (OTC BULLETIN BOARD: EFSI), the holding company for Bank of Clarke County, whose divisions include Eagle Investment Group, declared a regular cash dividend on January 18, 2012, of $0.18 per common share payable February 14, 2012 to shareholders of record on January 27, 2012.

The Bank of Clarke County offers a broad range of commercial banking, retail banking and trust and investment services through 11 bank branches located throughout Clarke and Frederick Counties, as well as the City of Winchester and the Town of Round Hill, VA. The Company’s common stock is listed for trading on the Over-the-Counter (OTC) Bulletin Board under the ticker symbol EFSI.